Exhibit 99.1

For Immediate Release	Contacts: Jim Gattoni (CEO) Fred Pensotti (CFO) Landstar System, Inc. www.landstar.com
January 26, 2022	904-398-9400

LANDSTAR SYSTEM ACHIEVES RECORD-BREAKING ANNUAL PERFORMANCE

IN 2021 WITH RECORD DILUTED EARNINGS PER SHARE OF $2.99

IN THE 2021 FOURTH QUARTER

Jacksonville, FL - Landstar System, Inc. (NASDAQ:LSTR) reported record quarterly revenue of $1.945 billion in the 2021 fourth quarter, a 50 percent increase over revenue of $1.296 billion in the 2020 fourth quarter. The Company also reported net income of $113.3 million, or diluted earnings per share (“DEPS”) of $2.99, in the 2021 fourth quarter compared to net income in the 2020 fourth quarter of $65.1 million, or DEPS of $1.70. It should be noted that DEPS in the 2020 fourth quarter included a one-time charge of $15.5 million, or $0.31 per diluted share, related to buyouts of certain incentive commission arrangements with several Landstar independent sales agents. Operating income grew to an all-time quarterly record of $148.7 million in the 2021 fourth quarter, compared to operating income of $84.4 million in the 2020 fourth quarter. To put the strength of our 2021 fourth quarter performance into perspective, revenue, operating income, net income and DEPS increased 50 percent, 76 percent, 74 percent and 76 percent, respectively, over the 2020 fourth quarter, which at the time represented the highest amounts achieved for each of these financial metrics in any quarter in the Company’s history.

Gross profit in the 2021 fourth quarter was $209.8 million, an all-time quarterly record, compared to $141.7 million in the 2020 fourth quarter. Variable contribution (defined as revenue less the costs of purchased transportation and commissions to agents) also reached an all-time quarterly record of $263.3 million in the 2021 fourth quarter compared to $182.4 million in the 2020 fourth quarter. A reconciliation of gross profit to variable contribution and gross profit margin to variable contribution margin for the 2021 and 2020 fourth quarters and year-to-date periods is provided in the Company’s accompanying financial disclosures.

LANDSTAR SYSTEM/2

Trailing twelve-month return on average shareholders’ equity was 47 percent and return on invested capital, representing net income divided by the sum of average equity plus average debt, was 42 percent. During the 2021 fourth quarter, Landstar purchased approximately 417,000 shares of its common stock, bringing the total number of shares purchased in fiscal year 2021 to approximately 734,000 at an aggregate cost of $122.7 million. The Company is currently authorized to purchase up to 3,000,000 additional shares of the Company’s common stock under its previously announced share purchase programs. Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.25 per share payable on March 11, 2022, to stockholders of record as of the close of business on February 14, 2022. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2021 fourth quarter was $1.745 billion, or 90 percent of revenue, compared to $1.202 billion, or 93 percent of revenue, in the 2020 fourth quarter. Revenue hauled by rail, air and ocean cargo carriers was $174.6 million, or 9 percent of revenue, in the 2021 fourth quarter compared to approximately $75.7 million, or 6 percent of revenue, in the 2020 fourth quarter.

Truckload transportation revenue hauled via van equipment in the 2021 fourth quarter was $1.024 billion, an increase of 45 percent compared to $706.7 million in the 2020 fourth quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2021 fourth quarter was $436.7 million, an increase of 40 percent compared to $311.3 million in the 2020 fourth quarter. Other truck transportation revenue, which includes power only, expedited, straight truck, cargo van and miscellaneous other truck transportation revenue, in the 2021 fourth quarter was $252.4 million, an increase of 61 percent compared to $157.1 million in the 2020 fourth quarter.

LANDSTAR SYSTEM/3

“Following a record-breaking 2021 third quarter, the 2021 fourth quarter once again reset the standard as the best quarterly financial performance in Landstar history. 2021 fourth quarter revenue, gross profit, variable contribution, net income and diluted earnings per share each set all-time quarterly records,” said Landstar President and CEO Jim Gattoni. “Our load volume hauled by truck in the 2021 fourth quarter grew 22 percent compared to the 2020 fourth quarter, which at the time was the highest quarterly load volume hauled by truck in Landstar history. Additionally, fourth quarter truck loadings increased from the 2021 third quarter by 7 percent, the largest ever increase in truck loadings from the third quarter to a 13-week fourth quarter in Landstar history. Our 2021 fourth quarter performance was particularly impressive considering we were following an already record-setting third quarter, and, in most years, load volume hauled by truck stays relatively flat sequentially from the third quarter to the fourth quarter. We attribute this unseasonal increase in volume to ongoing, broad-based demand for freight transportation services, with particular strength in sectors benefiting from consumer spending that, similar to the rest of 2021, continued to be a big driver of freight activity.”

Gattoni continued, “In our 2021 third quarter earnings release on October 20, 2021, we provided fourth quarter revenue and diluted earnings per share guidance. We updated that initial guidance on November 30, 2021, via a Form 8-K filed with the SEC that revised our initial guidance upwards based on trends in volume and rates through the first eight weeks of the fourth quarter. Based on our expectations for volume and pricing on loads hauled by truck, our November 30th updated guidance anticipated that revenue would be in the range of $1.85 billion to $1.90 billion and diluted earnings per share would be in the range of $2.83 to $2.93. Actual 2021 fourth quarter revenue was $1.945 billion and DEPS was $2.99, each exceeding the top end of our November 30th updated guidance ranges. The revenue upside to our updated guidance was entirely due to continued strength in revenue generated by ocean and air cargo carriers. The DEPS performance above our updated guidance was attributable to higher than anticipated revenue and approximately a $0.04 DEPS benefit generated by a slightly lower than anticipated effective income tax rate.”

LANDSTAR SYSTEM/4

Gattoni continued, “As we look to the 2022 first quarter, we anticipate continued solid performance on the expectation that ongoing capacity constraints will support a strong freight environment in the near term. The strength in revenue per load on loads hauled via truck and the number of loads hauled via truck experienced in 2021 has continued into the first few weeks of January. Typically, revenue in the first quarter is expected to be lower than the revenue of the immediately preceding fourth quarter. Regardless, I expect the strong trends in revenue per load and loads hauled via truck to continue as we move through the remainder of the 2022 first quarter. As such, I expect revenue per load on loads hauled via truck to increase 14 to 17 percent and loads hauled via truck to increase by 12 to 14 percent, respectively, in the 2022 first quarter over the 2021 first quarter. Given those assumptions, I anticipate revenue for the 2022 first quarter to be in a range of $1.70 billion to $1.75 billion. Based on that range of revenue and assuming insurance and claims costs of 4.2 percent of BCO revenue and an effective income tax rate of 22.4 percent, which represents the Company’s annual estimated effective income tax rate of 24.2 percent, net of a discrete item related to equity compensation specific to the 2022 first quarter, I anticipate diluted earnings per share to be in a range of $2.70 to $2.80 in the 2022 first quarter.”

Gattoni continued, “Landstar’s financial performance in fiscal year 2021 was by far the best in the Company’s history. Revenue in fiscal 2021 was approximately $6.5 billion, an annual record, and was approximately $1.9 billion higher than the previous record set in 2018. Gross profit and variable contribution in 2021 were $721 million and $916 million, respectively, both also representing new annual records. Operating income in 2021 was an annual record of $506 million and represented year-over-year growth of 100 percent. Diluted earnings per share in 2021 was an annual record of $9.98, an increase of $3.80, or 61 percent from our prior fiscal year record of $6.18 in 2018. The Company also established numerous operational high-water marks in fiscal year 2021 on the strength of over 2.4 million loads hauled via truck capacity, the highest number of loads hauled via truck in any year in Landstar history. We ended 2021 with a year-end record number of trucks provided by BCOs and a record approved third-party truck brokerage carrier count.

Gattoni concluded, “These 2021 achievements speak to the strength and depth of the Landstar network, the ability of the Company and our agents to profitably scale operations to handle significantly higher volumes, and the power of our unique capacity network to execute. I am extremely pleased by our continued organic load volume growth and our ability to attract productive agents and capacity to the network. Landstar’s performance in 2021 was truly remarkable, and we now enter 2022 with a sense of accomplishment, looking forward to another exciting year for the Company, its employees, and the thousands of business owners who participate in the Landstar network.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Fourth Quarter 2021 Earnings Release Conference Call.”

LANDSTAR SYSTEM/5

About Landstar:

Landstar System, Inc. is a worldwide, technology-enabled, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

Non-GAAP Financial Measures:

In this earnings release and accompanying financial disclosures, the Company provides the following information that may be deemed a non-GAAP financial measure: variable contribution and variable contribution margin. The Company believes variable contribution and variable contribution margin are useful measures of the variable costs that we incur at a shipment-by-shipment level attributable to our transportation network of third-party capacity providers and independent agents in order to provide services to our customers. The Company also believes that it is appropriate to present each of the financial measures that may be deemed a non-GAAP financial measure, as referred to above, for the following reasons: (1) disclosure of these matters will allow investors to better understand the underlying trends in the Company’s financial condition and results of operations; (2) this information will facilitate comparisons by investors of the Company’s results as compared to the results of peer companies; and (3) management considers this financial information in its decision making.

LANDSTAR SYSTEM/6

Forward Looking Statements Disclaimer:

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the impact of the coronavirus (COVID-19) pandemic; an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2020 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

LANDSTAR SYSTEM/7

Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 25,	December 26,	December 25,	December 26,
	2021	2020	2021	2020
Revenue	$6,537,568	$4,132,981	$1,945,017	$1,296,355
Investment income	2,857	3,399	719	683
Costs and expenses:
Purchased transportation	5,114,667	3,192,850	1,531,470	1,009,707
Commissions to agents	507,209	340,780	150,212	104,290
Other operating costs, net of gains on asset sales/dispositions	36,531	30,463	9,414	7,428
Insurance and claims	105,463	87,773	30,265	21,210
Selling, general and administrative	221,278	167,633	62,558	42,854
Depreciation and amortization	49,609	45,855	13,077	11,643
Impairment of intangible and other assets	—	2,582	—	—
Commission program termination costs	—	15,494	—	15,494

Total costs and expenses	6,034,757	3,883,430	1,796,996	1,212,626

Operating income	505,668	252,950	148,740	84,412
Interest and debt expense	3,976	3,953	1,002	1,017

Income before income taxes	501,692	248,997	147,738	83,395
Income taxes	120,168	56,891	34,423	18,324

Net income	$381,524	$192,106	$113,315	$65,071

Diluted earnings per share	$9.98	$4.98	$2.99	$1.70

Average diluted shares outstanding	38,235,000	38,602,000	37,917,000	38,389,000

Dividends per common share	$2.92	$2.79	$2.25	$2.21

LANDSTAR SYSTEM/8

Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 25,	December 26,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$215,522	$249,354
Short-term investments	35,778	41,375
Trade accounts receivable, less allowance of $7,074 and $8,670	1,154,314	764,169
Other receivables, including advances to independent contractors, less allowance of $8,125 and $7,239	101,124	134,757
Other current assets	16,162	18,520

Total current assets	1,522,900	1,208,175

Operating property, less accumulated depreciation and amortization of $344,099 and $299,407	317,386	296,996
Goodwill	40,768	40,949
Other assets	164,411	107,679

Total assets	$2,045,465	$1,653,799

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Cash overdraft	$116,478	$74,748
Accounts payable	604,130	380,505
Current maturities of long-term debt	36,561	35,415
Insurance claims	46,896	149,774
Dividends payable	75,387	76,770
Other current liabilities	130,531	88,925

Total current liabilities	1,009,983	806,137

Long-term debt, excluding current maturities	75,243	65,359
Insurance claims	49,509	38,867
Deferred income taxes and other non-current liabilities	48,720	51,601
Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,232,975 and 68,183,702	682	682
Additional paid-in capital	255,148	228,875
Retained earnings	2,317,184	2,046,238
Cost of 30,539,235 and 29,797,639 shares of common stock in treasury	(1,705,601)	(1,581,961)
Accumulated other comprehensive loss	(5,403)	(1,999)

Total shareholders’ equity	862,010	691,835

Total liabilities and shareholders’ equity	$2,045,465	$1,653,799

LANDSTAR SYSTEM/9

Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$3,525,830	$2,192,254	$1,023,805	$706,702
Unsided/platform equipment	1,549,037	1,119,272	436,679	311,306
Less-than-truckload	117,505	97,546	31,954	26,562
Other truck transportation (1)	770,846	406,709	252,374	157,124

Total truck transportation	5,963,218	3,815,781	1,744,812	1,201,694
Rail intermodal	159,974	114,313	39,434	32,566
Ocean and air cargo carriers	327,160	132,180	135,209	43,178
Other (2)	87,216	70,707	25,562	18,917

	$6,537,568	$4,132,981	$1,945,017	$1,296,355

Revenue on loads hauled via BCO Independent Contractors (3) included in total truck transportation	$2,612,188	$1,866,526	$712,875	$554,523
Number of loads:
Truck transportation
Truckload:
Van equipment	1,422,734	1,141,261	385,218	318,839
Unsided/platform equipment	521,891	458,550	140,297	119,854
Less-than-truckload	183,975	163,024	48,937	43,491
Other truck transportation (1)	300,710	206,305	92,308	64,636

Total truck transportation	2,429,310	1,969,140	666,760	546,820
Rail intermodal	52,310	46,280	11,890	12,870
Ocean and air cargo carriers	41,450	31,900	11,800	9,180

	2,523,070	2,047,320	690,450	568,870

Loads hauled via BCO Independent Contractors (3) included in total truck transportation	1,039,630	945,210	266,360	251,350
Revenue per load:
Truck transportation
Truckload:
Van equipment	$2,478	$1,921	$2,658	$2,216
Unsided/platform equipment	2,968	2,441	3,113	2,597
Less-than-truckload	639	598	653	611
Other truck transportation (1)	2,563	1,971	2,734	2,431
Total truck transportation	2,455	1,938	2,617	2,198
Rail intermodal	3,058	2,470	3,317	2,530
Ocean and air cargo carriers	7,893	4,144	11,458	4,703
Revenue per load on loads hauled via BCO Independent Contractors (3)	$2,513	$1,975	$2,676	$2,206
Revenue by capacity type (as a % of total revenue):
Truck capacity providers:
BCO Independent Contractors (3)	40%	45%	37%	43%
Truck Brokerage Carriers	51%	47%	53%	50%
Rail intermodal	2%	3%	2%	3%
Ocean and air cargo carriers	5%	3%	7%	3%
Other	1%	2%	1%	1%
			December 25, 2021	December 26, 2020
Truck Capacity Providers
BCO Independent Contractors (3)			11,057	10,242

Truck Brokerage Carriers:
Approved and active (4)			64,476	46,053
Other approved			25,870	22,972

			90,346	69,025

Total available truck capacity providers			101,403	79,267

Trucks provided by BCO Independent Contractors (3)			11,864	10,991

(1)

Includes power-only, expedited, straight truck, cargo van, and miscellaneous other truck transportation revenue generated by the transportation logistics segment. Power-only refers to shipments where the Company furnishes a power unit and an operator but not trailing equipment, which is typically provided by the shipper or consignee.

(2)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(3)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(4)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.

LANDSTAR SYSTEM/10

Landstar System, Inc. and Subsidiary

Reconciliation of Gross Profit to Variable Contribution

(Dollars in thousands)

(Unaudited)

	Fiscal Years Ended		Fiscal Quarters Ended
	December 25,	December 26,	December 25,	December 26,
	2021	2020	2021	2020
Revenue	$6,537,568	$4,132,981	$1,945,017	$1,296,355
Costs of revenue:
Purchased transportation	5,114,667	3,192,850	1,531,470	1,009,707
Commissions to agents	507,209	340,780	150,212	104,290

Variable costs of revenue	5,621,876	3,533,630	1,681,682	1,113,997
Trailing equipment depreciation	35,204	34,892	8,842	8,550
Information technology costs (1)	13,560	9,791	4,026	2,770
Insurance-related costs (2)	109,387	90,778	31,212	21,939
Other operating costs	36,531	30,463	9,414	7,428

Other costs of revenue	194,682	165,924	53,494	40,687

Total costs of revenue	5,816,558	3,699,554	1,735,176	1,154,684

Gross profit	$721,010	$433,427	$209,841	$141,671

Gross profit margin	11.0%	10.5%	10.8%	10.9%
Plus: other costs of revenue	194,682	165,924	53,494	40,687

Variable contribution	$915,692	$599,351	$263,335	$182,358

Variable contribution margin	14.0%	14.5%	13.5%	14.1%

(1)

Includes costs of revenue incurred related to internally developed software including ASC 350-40 amortization, implementation costs, hosting costs and other support costs utilized to support the Company’s independent commission sales agents, third party capacity providers, and customers, included as a portion of depreciation and amortization and of selling, general and administrative in the Company’s Consolidated Statements of Income.

(2)

Primarily includes (i) insurance premiums paid for commercial auto liability, general liability, cargo and other lines of coverage related to the transportation of freight; (ii) the related cost of claims incurred under those programs; and (iii) brokerage commissions and other fees incurred relating to the administration of insurance programs available to BCO Independent Contractors that are reinsured by the Company, which are included in selling, general and administrative in the Company’s Consolidated Statements of Income.